Exhibit 4.5

AMENDMENT NO. 3 TO
FIFTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 3 (this “Amendment”) to the Fifth Amended and Restated Registration Rights Agreement, dated August 9, 2013 (the “Registration Rights Agreement”), by and among the Company and the Holders (as defined therein) is entered into as of the 6th day of March, 2017 by and among Argos Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the signatories hereto. Capitalized terms not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

RECITALS

WHEREAS, the Company is entering into a payoff letter with Horizon Technology Finance Corporation and its affiliates (“Horizon”) and entities affiliated with Fortress Credit Opportunities (“Fortress,” and together with Horizon, the “Lenders”) (the “Payoff Letter”) with respect to the venture loan and security agreement with Horizon as a lender and collateral agent and Fortress as a lender, dated September 29, 2014, pursuant to which Payoff Letter the Company has agreed to issue warrants to each Lender for the purchase of common stock of the Company and to grant certain specified registration rights with respect to the shares of common stock issuable upon exercise of such warrants;

WHEREAS, the Company and the Requisite Holders (as defined below) desire to amend the Registration Rights Agreement to enable the grant of registration rights;

WHEREAS, the Registration Rights Agreement may be amended pursuant to Section 16.1 thereof only with the written consent of the (a) Company and (b) the Holders holding (i) more than 60% of the Registrable Securities and (ii) at least 70% of the Series E Registrable Securities (together, the “Requisite Holders”); and

WHEREAS, the Company and the Requisite Holders desire to amend the Registration Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amendment of Section 2.1.39. Section 2.1.39 of the Registration Rights Agreement is hereby amended by deleting Section 2.1.39 in its entirety and substituting in lieu thereof the following:

“2.1.39 “Warrant Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the exercise of warrants granted to pursuant to the Venture Loan and Security Agreement, dated as of September 30, 2014, among the Company, entities affiliated with Horizon Technology Finance Corporation (“Horizon”) and entities affiliated with Fortress Credit Co LLC (“Fortress”), (ii) shares of Common Stock issued or issuable pursuant to the exercise of warrants granted to pursuant to the Payoff Letter, dated as of March [__], 2017, among the Company, Horizon and Fortress and (iii) any shares of Common Stock issued or issuable in respect of such shares upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event.”

2.	Holders. The parties hereto acknowledge and agree that each of the Lenders, to the extent not already a party to the Registration Rights Agreement, shall execute a counterpart signature page to the Registration Rights Agreement, in the form attached hereto as Schedule 1; that by execution thereof each such Lender shall become party to the Registration Rights Agreement as a Holder; and that upon such execution Exhibit A of the Registration Rights Agreement shall be amended to add each Lender to such Exhibit A.

3.	Effectiveness of Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Registration Rights Agreement shall remain in full force and effect in accordance with the Registration Rights Agreement.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY: Argos Therapeutics, Inc. By: /s/ Jeffrey D. Abbey Name: Jeffrey D. Abbey Title: Chief Executive Officer

Schedule 1

Counterpart Signature Page to Registration Rights Agreement

By its execution and delivery of this counterpart signature page, the undersigned hereby agrees to bound by the terms and conditions of the Fifth Amended and Restated Registration Rights Agreement (the “Agreement”), dated as of August 9, 2013, by and among Argos Therapeutics, Inc., a Delaware corporation (the “Company”), and the Holders (as defined in the Agreement), as amended from time to time, as a “Holder” thereunder, and authorizes this signature page to be attached to the Agreement.

Executed as of the date set forth below.

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